Exhibit 99.1

Contacts:

INVESTORS AND MEDIA:

Renovis, Inc.

Shari Annes

650-888-0902

sannes@renovis.com

RENOVIS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

South San Francisco, California – August 7, 2007 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced financial results for the second quarter ended June 30, 2007.

Revenue for the second quarter and the six months ended June 30, 2007 was $5.8 million and $7.1 million, respectively, compared to $3.7 million and $6.1 million in the corresponding periods in 2006. The increases in revenue resulted primarily from the Company’s recognition of milestone revenue of $4.5 million related to our collaboration with Pfizer Inc. to research, develop and commercialize small molecules that target the vanilloid receptor, or VR1. In the corresponding periods in 2006 the Company earned $1.5 million in milestone revenue related to the Pfizer collaboration. The increase in revenue in the respective periods in 2007 was partially offset by a decrease in revenue that resulted from a change in the amortization period for the upfront license payment that Renovis received from Pfizer in 2005 in connection with the execution of the collaboration agreement. Following the Company’s recent agreement with Pfizer to extend the term of their research collaboration for an additional year, through June 30, 2008, the amortization period for the upfront license payment was extended. Although the extension of the research collaboration provides for additional research funding to Renovis, it reduced the amount of upfront license fee revenue recognized in each of the first two quarters of 2007.

Research and development expenses for the second quarter and six months ended June 30, 2007 were $5.8 million and $14.2 million, respectively, compared to $7.0 million and $13.9 million during the same periods in 2006. The decrease in the second quarter of 2007 as compared to the corresponding period in 2006 resulted primarily from cost savings generated by the restructuring undertaken in January 2007. The increase in the six month period ended 2007 as compared to 2006 was primarily due to $0.8 million in non-recurring restructuring expenses and the non-cash charge of $1.4 million for the repurchase, at a price of $0.001 per stock option, and subsequent cancellation of certain stock options held by Company executives, both of which occurred in the first quarter of 2007. This increase was partially offset by cost savings following the Company’s restructuring.

General and administrative expenses totaled $2.9 million and $12.0 million during the second quarter and six months ended June 30, 2007, compared to $3.7 million and $7.6 million during the same periods of 2006. The decrease in the second quarter of 2007 reflects the lower costs incurred following the restructuring. The increase in the first six months of 2007 from the same period of 2006 was primarily due to the non-cash charge of $5.9 million related to the stock option cancellation program, as well as the $0.2 million in restructuring charges, partially offset by cost savings as a result of the restructuring.

The net loss for the second quarter of 2007 was $1.8 million compared to $5.8 million in the second quarter of 2006. The net loss for the six months ended June 30, 2007 was $16.9 million compared to $13.0 million for the same period last year. Basic and diluted net loss per share in the quarter and six months ended June 30, 2007, was $0.06 and $0.57 compared to $0.20 and $0.45 in the comparable periods in 2006.

At June 30, 2007, Renovis had $85.8 million in cash, cash equivalents and short-term investments. This amount does not include the $4.5 million in milestone payments earned in the current quarter related to the Pfizer collaboration, which we received in July 2007.

Highlights

“We achieved two important milestones in our collaboration with Pfizer in the second quarter: the advancement into IND-enabling studies of a second VR1 product candidate; and the completion of certain studies with a previously nominated compound. We currently expect this program to be in the clinic in the first half of 2008. We also advanced a lead compound from our unpartnered P2X7 antagonist program into IND-track development, with a goal to initiate clinical studies in the first half of 2008. In addition, we have made progress in our unpartnered P2X3 antagonist and other exploratory programs. This continued progress plus the reduction of both G&A and R&D expenses as a result of our restructuring in January demonstrate our continued focus on enhancing the value of our stockholders’ investments,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer.

2007 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of drug discovery and clinical development activities and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2007, as necessary, when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2007, the Company continues to anticipate:

•	total contract revenue from existing agreements of $9.0 million to $10.0 million; and

•	total operating expenses of $28.0 million to $32.0 million, excluding non-cash, stock-based compensation to be recognized in accordance with SFAS No. 123R and $1.0 million in restructuring expense.

Option Grants Under NASDAQ Marketplace Rule 4350

In accordance with NASDAQ Marketplace Rule 4350, Renovis granted employment inducement stock options to four non-executive employees hired between April 16, 2007 and July 9, 2007 to support the Company’s research and development efforts.

The inducement stock options cover an aggregate of 34,400 shares of common stock and are classified as non-qualified stock options with an exercise price equal to the fair market value on the date of grant. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) with the Company’s standard stock option terms, including a 10-year term and vesting over fours years.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company’s proprietary research programs focus on the purinergic receptors, P2X3 and P2X7, for the potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists and an agreement with Genentech, Inc. in the areas of nerve growth and anti-angiogenesis.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial results, future revenues, future operating expenses, future preclinical and clinical development, anticipated preclinical and clinical development progress, and the plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward- looking statements that we make are described in greater detail in the reports we file with the Securities and Exchange Commission, including the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 9, 2007, and our Annual Report on Form 10-K, which was filed on March 15, 2007. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Contract revenue	$5,816	$3,650	$7,133	$6,128
Operating expenses:
Research and development	5,780	6,982	14,208	13,854
General and administrative	2,927	3,730	12,018	7,633

Total operating expenses	8,707	10,712	26,226	21,487
Loss from operations	(2,891)	(7,062)	(19,093)	(15,359)
Other income, net	1,053	1,231	2,149	2,393

Net loss	(1,838)	(5,831)	(16,944)	(12,966)

Basic and diluted net loss per share	$(0.06)	$(0.20)	$(0.57)	$(0.45)

Shares used to compute basic and diluted net loss per share	29,609,853	29,178,167	29,574,197	29,077,767

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	June 30 2007	December 31, 2006
	(unaudited)	(1)
Assets:
Cash and cash equivalents	$39,704	$41,958
Short-term investments	46,093	57,149
Prepaid and other current assets	5,902	928

Total current assets	91,699	100,035
Property and equipment, net	6,124	7,052
Other long-term assets	235	214

	$98,058	$107,301

Liabilities and stockholders’ equity
Current liabilities	$7,400	$10,531
Long-term liabilities	2,629	3,684
Stockholders’ equity	88,029	93,086

	$98,058	$107,301

(1)	Derived from audited financial statements at that date.